Exhibit 99.1

BBX Capital Corporation Extends $50 Million Line of Credit

FORT LAUDERDALE, Florida – July 18, 2019, BBX Capital Corporation (NYSE: BBX, OTCQX: BBXTB) (the “Company”) announced today that the Company and certain of its subsidiaries (the “Borrowers”) have modified certain of the terms and extended the maturity date under its Loan and Security Agreement in a multi-bank facility led by IberiaBank.  The facility, which provides for a $50 million revolving line of credit, will now mature on June 30, 2021, unless otherwise amended or extended.

Amounts borrowed under the facility may be used for business acquisitions, real estate investments, stock repurchases, letters of credit and general corporate purposes.  The Borrowers are required to comply with certain financial covenants, including, among others, the maintenance of minimum unencumbered liquidity and financial ratios related to debt to EBITDA, as well as affirmative and negative covenants, including those that limit the ability of the Borrowers to incur additional indebtedness and to make certain loans and investments.

“We are very pleased to continue our ongoing relationship with IberiaBank," commented Raymond Lopez, BBX Capital's Chief Financial Officer.

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About BBX Capital Corporation: BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB) is a Florida-based diversified holding company whose principal investments include Bluegreen Vacations Corporation (NYSE: BXG), BBX Capital Real Estate, Renin Holdings, and IT’SUGAR. For additional information, please visit www.BBXCapital.com.

About Bluegreen Vacations Corporation: Bluegreen Vacations Corporation (NYSE: BXG) is  a leading vacation ownership company that markets and sells vacation ownership interests (VOIs) and manages resorts in top leisure and urban destinations. The Bluegreen Vacation Club is a  flexible, points-based, deeded vacation ownership plan with approximately 217,000 owners, 69 Club and Club Associate Resorts and access to over 11,000 other hotels and resorts through partnerships and exchange networks as of March 31, 2019. Bluegreen Vacations also offers a  portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties. Bluegreen is approximately 90% owned by BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB),  a diversified holding company.    For further information, visit www.BluegreenVacations.com.

BBX Capital Corporation Contact Info:

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

954-940-5300, Email: LHinkley@BBXCapital.com

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Certain matters within this press release include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements, including but not limited to, risks associated with the Company's future progress and performance, including the risk that the terms for drawing on the line of credit will not be met or that the Company will not in the future be in compliance with applicable covenants and ratios under the Loan. For a description of risks relating to the payment of dividends as well as other risks and uncertainties, please review the "Risk Factors" section and other information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2018  and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Securities and Exchange Commission, and  available on the SEC's website, https://www.sec.gov, and on BBX Capital's website, www.BBXCapital.com.